Exhibit 10.2

CPI Card Group Inc.

2021 Executive Retention Agreement

Personal and Confidential

October 2, 2020

Re:       Retention Bonus

Dear Scott Scheirman:

On behalf of CPI Card Group Inc. and its subsidiaries (or their respective successors) (collectively, the “Company”), I am pleased to offer you the opportunity to receive a retention bonus if you agree to the terms and conditions contained in this letter agreement (this “Agreement”), which shall be effective as of the date you execute and return a copy of this Agreement (such date, the “Effective Date”).

1.    Retention Bonus.  Subject to the terms and conditions set forth herein, you will receive a cash lump sum payment in the amount of $562,215 (the “Retention Bonus”) as soon as administratively feasible following the Effective Date.  The Retention Bonus will vest and become non-forfeitable on the earlier of March 15, 2022 or a Change in Control (the “Vesting Date”). You agree that in the event your employment with the Company terminates for any reason other than a Qualifying Termination before the Vesting Date, you will be required to repay to the Company within ten (10) business days of such termination 100% of the gross amount of the Retention Bonus.  Notwithstanding anything to the contrary contained herein, in the event of your Qualifying Termination before the Vesting Date and if you execute and do not revoke the release described in Section 6.2(e) of the Employment Agreement, you will not be required to repay any portion of the Retention Bonus.

2.    Definitions.  For purposes of this Agreement:

“Annual Base Salary”, “Annual Bonus”, “Cause”, “Disability” and “Target Bonus” shall each have the meaning set forth in your Employment and Non-Competition Agreement, dated September 25, 2017 (the “Employment Agreement”).

“Change in Control” shall have the meaning set forth in the Company’s current Omnibus Incentive Plan, as amended and restated effective September 25, 2017.

“Good Reason” means any of the following, in each case, without your consent: (i) a change in your title or any material diminution of your duties, responsibilities or authority or the assignment of any duties or responsibilities inconsistent with your position, in each case, compared to what was in effect as of the Effective Date; (ii) a reduction of your Annual Base Salary or a failure to provide you a Target Bonus opportunity for 2021 of at least $1,259,800; (iii) a relocation of your principal office location more than fifty (50) miles from the Company’s offices at which you are based as of the Effective Date (except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations as of the Effective Date), provided that any requirement that you perform your work for the Company remotely shall not constitute Good Reason hereunder or under any other bonus, incentive or other employee compensation or benefit plan of the Company, or under any other retention bonus agreement between you and the Company; (iv) you are not elected to or are removed from the Company’s Board of Directors; or (v) any other action or inaction by the Company which constitutes a material breach of this Agreement, the Employment Agreement or any other agreement with the Company.  Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason will cease to be an event constituting Good Reason upon any of the following: (x) your failure to provide written notice to the Company within thirty (30) days of the first occurrence of such event; or (y) correction of such occurrence by the Company within thirty (30) days following receipt of your written notice described in (x).

“Qualifying Termination” means the termination of your employment (i) by the Company for a reason other than Cause (including termination as a result of the Company’s election not to renew the Term pursuant to Section 2.1 of the Employment Agreement), (ii) by you for Good Reason, or (iii) due to your death or Disability.

3.          Release.  As a condition to receiving the Retention Bonus, you hereby agree to release any and all Claims (as defined below) against the Company, its affiliates and their respective directors, officers and employees (the “Released Parties”).  “Claims” means claims, charges or complaints for, or related to, any breach of contract, violation of any statute or law, or tortious conduct occurring, or based on events occurring, on or before the date of this Agreement; provided that Claims do not include, and you are not releasing: (a) any claims that may not be released as a matter of law, (b) any claims or rights that arise after you sign this Agreement (including claims based on an event occurring after the date you sign this Agreement), (c) any claims or rights with respect to accrued compensation or benefits, (d) any claims or rights for indemnification, advancement of defense costs or other fees and expenses and related matters, arising as a matter of law or under the Employment Agreement, the organizational documents of the Company or its affiliates or under any applicable insurance policy with respect to your liability as an employee, director, manager or officer of the Company or its affiliates; and (e) any claims or rights under the directors and officers and other insurance policies of the Company and its affiliates.  As additional consideration for your agreement to release the Released Parties, the Company, on behalf of itself and each of the Released Parties, hereby releases any and all Claims that the Company or its subsidiaries may have against you that are known by any member of the Board (other than you), excluding Claims described in (a) and (b) and Claims based on fraud or illegal conduct.

4.          Employment Agreement.  For 2021 only, you hereby acknowledge and agree that your opportunity to be paid and retain the Retention Bonus, as well as your opportunity to participate in an executive incentive plan to be adopted by the Company following the Effective Date with an annualized Target Bonus of no less than $1,259,800 on an annualized basis  (and that otherwise satisfies the provisions of Section 2.3(b) of the Employment Agreement), shall satisfy the Company’s obligations under Sections 2.3(b) and (c) of the Employment Agreement.  Except as otherwise specifically provided herein, all terms of the Employment Agreement remain in full force and effect.  For the avoidance of doubt, in the event of your termination of employment, the provisions of Section 6.2 of the Employment Agreement shall apply, and your right to retain the

Retention Bonus pursuant to this Agreement shall be in addition to, and not in lieu of, any payments or benefits to which you may be entitled under Section 6.2.

5.          Withholding Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

6.          No Right to Continued Employment.  Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or to interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time.

7.          Other Benefits.  The Retention Bonus is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

8.          Governing Law.  This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Colorado, without reference to rules relating to conflicts of laws.

9.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

10.        Entire Agreement; Amendment.  This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus, whether written or oral.  This Agreement may be amended or modified only by a written instrument executed by you and the Company.

11.        Section 409A Compliance.  Although the Company does not guarantee the tax treatment of the Retention Bonus, the intent of the parties is that the Retention Bonus be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

12.        Miscellaneous.  The provisions of Sections 8.3 (Notices), 8.4 (Assignment), 8.6 Severability), 8.7 (Waivers), 8.9 (Third Parties), 8.13 (Survival), 8.14 (Legal Counsel), 8.15 (Attorneys’ Fees), and 8.16 (Headings) of the Employment Agreement shall apply to this Agreement in the same manner as such provisions apply to the Employment Agreement.

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This Agreement is intended to be a binding obligation on you and the Company.  If this Agreement accurately reflects your understanding as to the terms and conditions of the Retention Bonus, please sign, date, and return to me one copy of this Agreement.  You should make a copy of the executed Agreement for your records.

Very truly yours,
/s/ Nicholas Peters
Nicholas Peters

Chairman, CPI Card Group Inc.
Compensation Committee of the Board of Directors

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Retention Bonus, and I hereby confirm my agreement to the same.

Scott Scheirman
NAME

/s/ Scott Scheirman
SIGNATURE

10/19/2020
DATE

Signature Page to Agreement